Exhibit 99.1

FOR IMMEDIATE RELEASE

         Media Contact:                              Investor Contact:
         -------------                               -----------------
         Mary Ellen Keating                          Joseph J. Lombardi
         Senior Vice President                       Chief Financial Officer
         Corporate Communications                    Barnes & Noble, Inc.
         Barnes & Noble, Inc.                        (212) 633-3215
         (212) 633-3323


         Gerd Koslowski
         Vice President
         Corporate Communications
         DirectGroup Bertelsmann
         +49-5241-80-41555
         gerd.koslowski@bertelsmann.de


             BARNES & NOBLE, INC. TO ACQUIRE BERTELSMANN'S INTEREST
                             IN BARNES & NOBLE.COM



New York, NY (July 29, 2003)--Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller, today announced that it has reached an agreement with DirectGroup Bertelsmann, the direct-to-customer division of German-based media company Bertelsmann AG, to acquire all of Bertelsmann's interest in Barnes & Noble.com (NASDAQ: BNBN) (http://www.bn.com) for $164 million in a combination of cash and notes, equivalent to $2.80 per share or LLC Membership Unit. The transaction is subject to certain closing conditions and is expected to close within 45 days.

"We sincerely thank our partners at Bertelsmann for their many contributions to Barnes & Noble.com," said Leonard Riggio, chairman of Barnes & Noble, Inc. "Their support was instrumental in our creating one of the world's leading e-commerce sites, and one of the world's best bookselling operations online. We look forward to working with the Bertelsmann organization and their subsidiaries in the future, given their standing as the largest consumer book publisher in America."

"Selling our shares in Barnes & Noble.com is in line with DirectGroup's strategy, as communicated in September 2002, to exit all media e-commerce businesses and focus on our worldwide book and music clubs," said Ewald Walgenbach, chief executive officer of DirectGroup Bertelsmann. "We sincerely thank Barnes & Noble for a very successful partnership in building one of the top e-commerce sites in the United States."



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Barnes & Noble, Inc. expects this transaction to reduce estimates for earnings per share (EPS) by approximately $0.11 for the balance of the fiscal year, ending January 31, 2004. "Barnes & Noble.com remains on track to produce positive EBITDA for the fourth quarter of this year and positive EBITDA for the full year of 2004," added Mr. Riggio.


ABOUT BARNES & NOBLE, INC.
Barnes & Noble, Inc. (NYSE: BKS) is the world's largest bookseller, operating 630 Barnes & Noble stores in 49 states. It also operates 245 B. Dalton Bookseller stores, primarily in regional shopping malls. The company offers titles from more than 50,000 publisher imprints, including thousands of small, independent publishers and university presses. It conducts its e-commerce business through Barnes & Noble.com (NASDAQ: BNBN) (http://www.bn.com).

Barnes & Noble also has approximately a 60% interest in GameStop (NYSE: GME), the nation's largest video game and entertainment software specialty retailer with 1,309 stores.

General financial information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site:
http://www.barnesandnobleinc.com/financials.


ABOUT DIRECTGROUP BERTELSMANN
DirectGroup Bertelsmann integrates Bertelsmann's global media direct-to-customer businesses. Roughly 35 million customer relationships secure DirectGroup's position among the largest enterprises in media commerce. Cornerstone of this success are the book and music clubs in 20 countries incorporating strong brands like France Loisirs (France), Book-of-the-Month-Club (USA), Der Club (Germany), Circulo de Lectores (Spain) or BeMusic (USA). Members have access to the clubs' product range via catalogue, Internet or one of the more than 600 worldwide club shops. Since August 2002 DirectGroup is headed by Ewald Walgenbach. DirectGroup Bertelsmann is a division of German-based Bertelsmann AG. In fiscal 2002 DirectGroup made (euro) 2.7 billion in revenues with more than 12,000 employees worldwide.


SAFE HARBOR
This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible

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disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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